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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement and to use in Registration Statement No. 811-08385 of Paragon Separate Account D on Form S-6 of our reports dated March 31, 2006, on the financial statements of Paragon Separate Account D, and our reports dated March 31, 2006 and April 25, 2006 on the financial statements of Metropolitan Life Insurance Company and General American Life Insurance Company, respectively, (which reports express unqualified opinions and each includes an explanatory paragraph referring to the change in the method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), both appearing in such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ Deloitte & Touche LLP

St.Louis, Missouri
May 1, 2006